UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 15, 2014

NEKTAR THERAPEUTICS

(Exact Name of Registrant as Specified in Charter)

Delaware	0-24006	94-3134940
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

455 Mission Bay Boulevard South

San Francisco, California 94158

(Address of Principal Executive Offices and Zip Code)

Registrant’s telephone number, including area code: (415) 482-5300

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

On June 15, 2014, Nektar Therapeutics (“Nektar”) received a $19.75 million payment pursuant to the License, Manufacturing and Supply Agreement, dated September 30, 2006 (the “Nektar Agreement”), by and between Nektar and Ophthotech Corporation (“Ophthotech,” which is a successor party to (OSI) Eyetech, Inc.). Under the Nektar Agreement, Ophthotech received a worldwide, exclusive license to certain of Nektar’s proprietary PEGylation technology to develop, manufacture and sell Fovista®. On May 19, 2014, Ophthotech entered into a Licensing and Commercialization Agreement (the “Novartis Agreement”) with Novartis Pharma AG for Fovista®. Novartis paid Ophthotech a $200 million upfront fee pursuant to the Novartis Agreement. Under the Nektar Agreement, Ophthotech paid Nektar the $19.75 million payment based on the upfront fee received by Ophthotech. Nektar is entitled to up to $9.5 million in additional payments based upon Ophthotech’s potential achievement of certain regulatory and sales milestones. Nektar is also entitled to low- to mid- single-digit royalties on net sales of Fovista® that vary based on sales levels. Nektar’s right to receive royalties in any particular country will expire upon the later of ten years after first commercial sale of Fovista® or expiration of patent rights in the particular country. Under the Nektar Agreement, Nektar is the exclusive supplier of all of Ophthotech’s clinical and commercial requirements of Nektar’s proprietary PEGylation reagent used in Fovista®.

SIGNATURES

Pursuant to the requirement of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

By:	/s/ Gil M. Labrucherie
Gil M. Labrucherie
General Counsel and Secretary

Date:	June 17, 2014